RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                    Company

                        RESIDENTIAL FUNDING CORPORATION
                                Master Servicer

                       Mortgage Pass-Through Certificates
                                Series 1998-S19

                     $5,947,800.00    6.75%   Class M-1 Certificates
                     $2,973,900.00    6.75%   Class M-2 Certificates
                     $1,252,200.00    6.75%   Class M-3 Certificates

                       Supplement dated September 16, 1998
                                       to
                   Prospectus Supplement dated August 24, 1998
                                       and
                         Prospectus dated July 23, 1998


      The Class M-1 Certificates, Class M-2 and Class M-3 Certificates (collectively, the "Class M Certificates") will be purchased from the Company by Lehman Brothers Inc. (the "Underwriter"), pursuant to an agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $10,000,447.49 net of any expenses payable by the Company.

 The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.


THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.


UNTIL DECEMBER 15, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENTS AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                               LEHMAN BROTHERS